Exhibit 3.1

                                                          State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 11:41 PM 02/11/2011
                                                     FILED 08:08 PM 02/11/2011
                                                    SRV 110116282 - 4539115 FILE

                   STATE OF DELAWARE CERTIFICATE OF OWNERSHIP

                                     MERGING

              CONSUMER CAPITAL GROUP INC. (a Delaware Corporation)

                                      INTO

                 MONDAS MINERALS CORP. (a Delaware Corporation)

                    Subsidiary into Parent Under Section 253

     Pursuant to Section 253 of the General Corporation Law of Delaware, MONDAS MINERALS CORP., a corporation incorporated on the 25th day of April, 2008, pursuant to the provisions of the General Corporation Law of the State of Delaware;

     DOES HEREBY CERTIFY that this corporation owns 100% of the capital stock of CONSUMER CAPITAL GROUP INC., a corporation incorporated on the 7th day of January, 2011 and its wholly-owned subsidiary, pursuant to the provisions of the General Corporation Law of the State of Delaware , and that this corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 7th day of January, 2011, determined to and did merge into itself said wholly-owned subsidiary, which resolution is in the following words to wit:

     WHEREAS this corporation lawfully owns 100% of the outstanding stock of CONSUMER CAPITAL GROUP INC., a newly formed corporation organized and existing under the laws of the State of Delaware and its wholly-owned subsidiary; and

     WHEREAS this corporation desires to merge into itself the said corporation and wholly- owned subsidiary, and to be possessed of all the estate, property, rights, privileges and franchises of said corporation and wholly-owned subsidiary;

     NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said corporation and wholly-owned subsidiary and assumes all of its liabilities and obligations; and
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     FURTHER RESOLVED that the corporation hereby relinquishes its corporate name and assumes in place thereof the came "CONSUMER CAPITAL GROUP INC.";

     FURTHER RESOLVED, that an authorized officer of this corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said corporation and wholly-owned subsidiary and assume its Liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of County, and

     FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in anyway necessary or proper to effect said merger.

     IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 17th day of February 2011.


                                           By: /s/ Jack Gao
                                              -------------------------------
                                              Jack Gao
                                              Chief Executive Officer